PREMIER POWER RENEWABLE ENERGY, INC.
a Delaware corporation

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between PREMIER POWER RENEWABLE ENERGY, INC., a Delaware corporation (“Company”) and DEAN R. MARKS (“Executive”), and is effective on the date of the last signature between the Company and Executive on the signature page hereto (the “Effective Date”).

RECITALS

WHEREAS, the Company is a public corporation duly organized and existing under the laws of the State of Delaware, principally engaged in the business of solar power and renewable energy solutions.

WHEREAS, the Executive serves as the Company’s President and Chief Executive Officer.

WHEREAS, the Executive entered into an employment agreement on August 22, 2008 with Premier Power Renewable Energy, Inc., a California corporation and the wholly owned subsidiary of the Company (“Premier Power California”), for his services as President and Chief Executive Officer of Premier Power California (the “Premier Power California Employment Agreement”).

WHEREAS, the Company desires to adopt the Premier Power California Employment Agreement by amending and restating its terms and conditions as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Effect of Agreement.  This Agreement supersedes and replaces, in its entirety, the Premier Power California Employment Agreement.  Upon execution of this Agreement by both the Company and the Executive, the rights of each of the Company and the Executive with respect to the deemed termination of the Premier Power California Employment Agreement are hereby waived in all respects, and the Premier Power California Employment Agreement shall be deemed of no further force and effect.

2.           Executive Employment.

2.1         The Company hereby retains the services of the Executive as its President and Chief Executive Officer.  In such capacity, the Executive shall be responsible for managing and overseeing the day to day operations of the Company.  The Executive’s duties shall include, but not be limited to, the following (the “Services”):

2.1.1   Maintain the vision and direction of the Company.

2.1.2   Analyze the financial budgetary structure of the Company and propose budgetary changes and modifications.

2.1.3   Analyze the marketing strategies of the Company.

2.1.4   Propose any new and/or revised business strategies for the Company.

2.1.5   Manage and oversee all the employees of the Company.

2.1.6   Assist in obtaining long term financing and/or seeking potential strategic partners, merger candidates, and or acquiring entities when it is deemed timely and necessary by the Company’s Board of Directors.

2.1.7   Personally maintain a presence and relationships with upper management of the Company’s major clients and suppliers.

2.1.8   Oversee the Company’s world wide operations.

2.1.9   Other executive and managerial powers and duties with respect to the Company as may reasonably be assigned to the Executive by the Company’s Board of Directors to the extent consistent with the Executive’s position and status as set forth above.

2.2         In pursuit of the Services, the Executive shall report directly to the Company’s Board of Directors.

2.3         The Executive shall dedicate his full and exclusive time to the Company to enable him to faithfully perform the Services. In connection herewith, the Executive shall be required to travel nationally and internationally to perform the Services.  It is expressly understood, however, that the Company’s principal offices located in El Dorado Hills, California shall be the Executive’s base office.

3.           Term.  The term of this Agreement shall commence on the Effective Date and shall terminate on August 21, 2013 (“Termination Date”), subject to earlier termination under Section 6.

4.           Compensation.  In consideration for the Services, the Executive shall be entitled to and shall receive the following compensation:

4.1         Annual Salary.  The Executive’s annual salary shall be One Hundred Eighty Thousand Dollars ($180,000) payable in bi-weekly payments, which salary shall be reviewed on an annual basis.

4.2         Bonus.

4.2.1. The Executive shall be entitled to a bonus as follows:

4.2.1.1  Bonus equal to one-half of one percent (0.5%) of the Company’s EBITDA for the fiscal year for which such bonus, if any, is to be paid in excess of Two Hundred Thousand Dollars ($200,000), if such fiscal year’s EBlTDA margin is less than five percent (5%).

4.2.1.2  Bonus equal to one and one-half percent (1.5%) of the Company’s EBITA for the fiscal year for which such bonus, if any, is to be paid in excess of Two Hundred Thousand Dollars ($200,000), if such fiscal year’s EBlTDA margin is equal to or greater than five percent (5%).

4.2.1.3  For purposes of this Section 4.2.1, “EBITDA” shall be the Company’s fiscal year end earnings before interest, taxes, depreciation, and amortization divided by the Company’s fiscal year end gross revenues utilizing generally accepted accounting principles of the United States.

4.2.1.4  Any payments made pursuant to this Section 4.2.1 with respect to a fiscal year shall be reduced by the amount of any payments made pursuant to Section 4.2.4 to the extent that a Change of Control (as defined in Section 4.2.4) occurred during such fiscal year.

4.2.2   If this Agreement and the services provided for herein are not terminated by either party prior to:

4.2.2.1  December 31, 2010, then the Executive shall be entitled to a bonus of Fifty Thousand Dollars ($50,000) in cash or shares of the Company’s common stock, at the sole election of the Executive.

4.2.2.2  December 31, 2012, then the Executive shall be entitled to a bonus of Fifty Thousand Dollars ($50,000) in cash or shares of the Company’s common stock, at the sole election of the Executive.

4.2.3   Bonuses shall be paid within ninety (90) days of the end of the Company’s fiscal year.

4.2.4   The Executive’s right to receive a bonus pursuant to Section 4.2.1 herein shall be accelerated upon the occurrence of a Change of Control (defined herein) after the date of this Agreement such that the bonus payable for the fiscal year during which the Change of Control occurs (the “Event Year”) shall be immediately due and payable upon the Change of Control event calculated as of the first day of the Event Year and through the date of such Change of Control event.  A “Change of Control” shall be deemed to have taken place if (i) a person or a group of persons becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company, or (ii) a person or group of persons directly or indirectly acquires all or substantially all of the assets and business of the Company, or (iii) the Company consummates a merger, consolidation, reorganization, or business combination other than a merger, consolidation, reorganization, or business combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent company) more than 50% of the combined voting power represented  by the voting securities of the Company or such surviving entity, or its parent company, outstanding immediately after such merger, consolidation, reorganization, or business combination.

4.3          Stock Options.  The Executive shall have the right to participate in the Company’s 2008 Equity Incentive Plan (the “Plan”) for grants of stock options under the Plan exercisable for an aggregate 46,312 shares of common stock of the Company, issuable during the term of this Agreement at the sole discretion of the Company’s Board of Directors or such other person or committee who is the administrator of the Plan.

4.4	Other Compensation; Miscellaneous Provisions.

4.4.1   The Executive shall receive a car allowance of up to Seven Hundred Dollars ($700.00) per month for the lease or purchase of an automobile, plus a charge card for gasoline expenses for such automobile that is paid for by the Company.

4.4.2   The Executive shall be reimbursed for reasonable expenses incurred in the execution of the Services.

4.4.3   The Executive shall be entitled to vacation time in accordance with the Company’s employee handbook.  Such vacation time shall not, however, be less than ten (10) days paid vacation after the first full year of employment hereunder (together with the Executive’s period of employment under the Premier Power California Employment Agreement) plus any vacation time that has accrued as of the Effective Date.

4.4.4   The Executive shall be entitled to medical and dental benefits for himself and his immediate family members.

5.           Confidential Information; Non-Disclosure.  In connection with performing the Services, the Executive hereby represents and agrees as follows:

5.1.        Definition.  For purposes of this Agreement, the term “Confidential Information” means:

5.1.1   Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

5.1.2   Any information that is related to the business of the Company and is generally not known by non-Company personnel.

5.1.3   By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

5.2         Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

5.2.1   Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

5.2.2   Information received from a third party in rightful possession of such information who is not restricted from disclosing such information;

5.2.3   Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented; or

5.2.4   Information that is disclosed to an order or requirement of a court, government administrative agency, or other governmental body.

5.3          Documents.  The Executive agrees that, without the express written consent of the Company, he will not remove from the Company's premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will the Executive make reproductions or copies of same.  In the event the Executive receives any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, the Executive shall be deemed to have received the express written consent of the Company.  In the event that the Executive receives any such documents or items, other than through personal delivery as described in the preceding sentence, the Executive agrees to inform the Company promptly of his possession of such documents or items.  The Executive shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon his termination or resignation pursuant to Section 6.

5.4          No Disclosure.  The Executive agrees that he will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of performing the Services.  The Executive further agrees that he will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of performing the Services, and that the provisions of this Section 5.4 shall survive termination of this Agreement.

6.           Termination.

6.1          Termination by the Company.

6.1.1.   Without Cause.  The Company may terminate the Executive “without cause” at any time by providing two (2) weeks’ written notice to the Executive.  In the event of termination by the Company without cause prior to December 31, 2010, the Executive shall receive a severance payment equal to one (1) year of the Executive’s annual salary as set forth in Section 4.1.  In the event of termination by the Company without cause on or after December 31, 2010 but prior to the Termination Date, the Executive shall receive a severance payment equal to one-half (1/2) of one (1) year of the Executive’s annual salary as set forth in Section 4.1.

6.1.2.   With Cause.  The Company may terminate the Executive “for cause” at any time without prior written notice.  “For Cause” shall be defined as any of the following acts of the Executive:

6.1.1.1.   Conducting and/or participating in any transaction that is a violation of any governmental rules, regulation, ordinance, and/or law, (unless specifically instructed to do so by the Board of Directors).

6.1.1.2.   Conducting any deal and/or transaction that might be deemed a breach of the fiduciary relationship owed to the Company by the Executive as a result of his employment hereunder.

6.1.1.3.   Any material breach of the terms and conditions of this Agreement.

6.1.1.4.   Any disability that prevents the Executive from rendering the Services for a period of 180 consecutive days and/or a total of 60 days over any six (6) month period.

6.2.         Termination by the Executive.  The Executive may terminate this Agreement at any time.  In the event of such termination by the Executive, the Executive agrees not to enter into any business that competes directly with the Company for a period of three (3) years from such termination.

7.           Miscellaneous Provisions.

7.1.         The parties hereto agree to execute any and all documents necessary to effectuate the intent of this Agreement.  Furthermore, the parties hereto agree to comply with all statutory requirements with respects to the transfer of shares, if any stock options granted hereunder are exercised.

7.2.         This Agreement shall be the full and final agreement between the parties and shall constitute the full and final agreement between the parties with respect to the subject matter of this Agreement. This Agreement shall supersede any prior or contemporaneous employment agreement, oral or written, between the parties.

7.3.         If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, the remainder of the Agreement shall remain in full force and effect. The Agreement shall be interpreted to provide a full and reasonable commercial interpretation.

7.4.         Any and all modifications to this Agreement must be in writing and signed by all parties.

7.5.         This Agreement shall be interpreted according to the laws of the State of California.  If any suit or litigation is instituted, it shall be brought in Sacramento, California.  The prevailing party in any such litigation shall be entitled to their reasonable attorney's fees and costs.

7.6.         All parties warrant that they possess the full authority and capacity to enter into this Agreement and bind their respective associates.

7.7.         This Agreement shall inure to the benefit or burden of any and all assigns, parents, and/or subsidiaries of the Company and cannot be assigned, other than to any such entity in which the Company holds at least a 50% interest therein, without the express written consent of the other party, save any merger or acquisition approved by the Company’s shareholders.

7.8.         This Agreement may not be assigned by the Executive, and services contracted for herein are specific to the Executive and may not be delegated and or assigned to any other person other than the Executive.

[Signature page follows]

[Signature Page to Employment Agreement]

COMPANY:	EXECUTIVE:

/s/ Miguel de Anquin	/s/ Dean R. Marks
Premier Power Renewable Energy, Inc.,	Dean R. Marks
a Delaware corporation	Date:	5/17/10
By: Miguel de Anquin
Its: Chief Operating Officer
Date:

ACKNOWLEDGED BY:

/s/ Miguel de Anquin
Premier Power Renewable Energy, Inc.,
a California corporation
By: Miguel de Anquin
Its: Executive Vice President and Treasurer
Date: